Exhibit 99.1

Investor Relations

News from Aon

Aon Reports Second Quarter 2015 Results

Second Quarter Key Metrics

•	Total revenue was $2.8 billion with organic revenue growth of 2%

•	Operating margin was 9.9%, and operating margin, adjusted for certain items, increased 80 basis points to 19.0%

•	EPS was $0.62, and EPS, adjusted for certain items, increased 5% to $1.31

•	For the first six months of 2015, cash flow from operations increased 10% to $365 million, and free cash flow increased 2% to $223 million

Second Quarter Highlights

•	Repurchased 3.0 million Class A Ordinary Shares for approximately $300 million

•	Announced a 20% increase to the quarterly cash dividend

LONDON - July 31, 2015 - Aon plc (NYSE: AON) today reported results for the three months ended June 30, 2015.

Net income attributable to Aon shareholders was $178 million, or $0.62 per share, compared to $304 million, or $1.01 per share, for the prior year quarter. Net income per share attributable to Aon shareholders, adjusted for certain items, increased 5% to $1.31, compared to $1.25 in the prior year quarter, including an $0.08 per share unfavorable impact on adjusted net income from continuing operations if the Company were to translate prior year quarter results at current quarter foreign exchange rates ("foreign currency translation"). Certain items that impacted second quarter results and comparisons with the prior year quarter are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 12 of this press release.

“Our second quarter results, adjusted for certain items, reflect double-digit earnings per share growth of 11 percent, after excluding the impact from foreign currency translation, driven by organic revenue growth in both Risk and HR Solutions, operating margin improvement from our investments in innovative client-serving capabilities and effective capital management, highlighted by the repurchase of $300 million of ordinary shares in the quarter,” said Greg Case, president and chief executive officer. “Despite macroeconomic headwinds, we expect solid performance across each of our four key financial metrics for the second half of the year, including significant free cash flow growth, placing us firmly on track towards our goal of delivering $2.3 billion or more of free cash flow for the full year 2017.”

SECOND QUARTER FINANCIAL SUMMARY

Total revenue decreased 4% to $2.8 billion compared to the prior year quarter driven primarily by a 7% unfavorable impact from foreign currency translation, partially offset by 2% organic revenue growth and a 1% increase in commissions and fees related to acquisitions, net of divestitures.

Total operating expenses for the second quarter increased 2% to $2.5 billion compared to the prior year quarter due primarily to $176 million of legacy litigation expense for events that primarily occurred ten or more years ago, an increase in expense to support 2% organic revenue growth, and a $14 million increase in expenses related to acquisitions, net of divestitures, partially offset by a $166 million favorable impact from foreign currency translation and an $8 million decrease in intangible asset amortization.

Depreciation expense decreased 8%, or $5 million, to $57 million compared to the prior year period.

Intangible asset amortization expense decreased 9%, or $8 million, to $79 million compared to the prior year quarter, consisting of a $10 million decrease in HR Solutions and a $2 million increase in Risk Solutions.

Foreign currency exchange rates in the second quarter had an $0.08 per share, or $26 million pretax, unfavorable impact (-$26 million in Risk Solutions, -$3 million in HR Solutions, +$3 million in Unallocated expenses) on adjusted net income from continuing operations, if the Company were to translate prior year quarter results at current quarter foreign exchange rates.

Effective tax rate used in the U.S. GAAP financial statements in the second quarter was 12.2%, compared to the prior year quarter of 17.5%. After adjusting to exclude the applicable tax impact associated with expenses for legacy litigation, the adjusted effective tax rate for the second quarter of 2015 was 18.0%. This adjustment is discussed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 12 of this press release.

Average diluted shares outstanding decreased to 286.7 million in the second quarter compared to 301.6 million in the prior year quarter. The Company repurchased 3.0 million Class A Ordinary Shares for approximately $300 million in the second quarter. As of June 30, 2015, the Company had $5.1 billion of remaining authorization under its share repurchase program.

Cash flow from operations for the first six months of 2015 increased 10%, or $32 million, to $365 million due primarily to a decline in pension contributions, and cash paid for taxes and restructuring, partially offset by a significant increase in cash paid to settle legacy litigation.

Free cash flow, defined as cash flow from operations less capital expenditures, for the first six months of 2015 increased 2%, or $5 million, to $223 million driven by an increase in cash flow from operations, partially offset by a $27 million increase in capital expenditures. A reconciliation of free cash flow to cash flow from operations can be found on the “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 11 of this press release.

SECOND QUARTER SEGMENT REVIEW

Certain noteworthy items impacted operating income and operating margins in the second quarters of 2015 and 2014. The second quarter segment reviews provided below include supplemental information related to organic revenue, adjusted operating income and operating margin, which is described in detail on the “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 11 and “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 12 of this press release.

RISK SOLUTIONS

					Less:
(millions)	Three Months Ended			Less:	Acquisitions,
Commissions, Fees and Other	June 30, 2015	June 30, 2014	% Change	Currency Impact	Divestitures, Other	Organic Revenue
Retail	$1,498	$1,582	(5)%	(8)%	—%	3%
Reinsurance	330	360	(8)	(7)	—	(1)
Subtotal	$1,828	$1,942	(6)%	(8)%	—%	2%
Investment Income	5	6	(17)
Total Revenue	$1,833	$1,948	(6)%

Risk Solutions total revenue decreased 6% to $1.8 billion compared to the prior year quarter due to an 8% unfavorable impact from foreign currency translation, partially offset by 2% organic growth in commissions and fees.

Retail organic revenue increased 3% reflecting revenue growth in both the Americas and International businesses. Americas organic revenue increased 4% driven by strong growth across Latin America and the Affinity business, as well as record retention in US Retail. International organic revenue increased 2% driven by strong growth across Asia and solid growth in New Zealand.

Reinsurance organic revenue decreased 1% compared to the prior year quarter due primarily to an unfavorable market impact globally and a decline in capital markets transactions, partially offset by strong new business growth in treaty placements, as well as strong growth in facultative placements.

	Three Months Ended
(millions)	June 30, 2015	June 30, 2014	% Change
Revenue	$1,833	$1,948	(6)%
Expenses
Compensation and benefits	1,018	1,080	(6)
Other general expenses	536	451	19
Total operating expenses	1,554	1,531	2
Operating income	$279	$417	(33)%
Operating margin	15.2%	21.4%
Operating income - adjusted	$444	$443	—%
Operating margin - adjusted	24.2%	22.7%

Compensation and benefits for the second quarter decreased 6%, or $62 million, compared to the prior year quarter due primarily to an $89 million favorable impact from foreign currency translation, partially offset by an increase in expense to support 2% organic growth.

Other general expenses for the second quarter increased 19%, or $85 million, compared to the prior year quarter due primarily to $137 million of expense related to legacy litigation and a $4 million increase in expenses related to acquisitions, net of divestitures, partially offset by a $46 million favorable impact from foreign currency translation.

Second quarter operating income decreased 33% to $279 million compared to the prior year quarter. Adjusting for certain items detailed on page 12 of this press release, operating income increased $1 million to $444 million, and operating margin increased 150 basis points to 24.2%, each compared to the prior year quarter. The increase in adjusted operating margin was driven by 2% organic revenue growth, return on investments in data and analytics, and a 60 basis point favorable impact from foreign currency translation.

HR SOLUTIONS

(millions)	Three Months Ended			Less:	Less: Acquisitions,
Commissions, Fees and Other	June 30, 2015	June 30, 2014	% Change	Currency Impact	Divestitures, Other	Organic Revenue
Consulting Services	$391	$395	(1)%	(6)%	2%	3%
Outsourcing	599	595	1	(1)	(1)	3
Intersegment	(11)	(8)	N/A	N/A	N/A	N/A
Subtotal	$979	$982	—%	(3)%	1%	2%
Investment Income	—	—	N/A
Total Revenue	$979	$982	—%

HR Solutions total revenue decreased $3 million to $979 million compared to the prior year quarter driven by a 3% unfavorable impact from foreign currency translation, offset by 2% organic growth in commissions and fees and a 1% increase in commissions and fees resulting from acquisitions, net of divestitures.

Organic revenue in Consulting Services increased 3% driven by continued growth in retirement solutions, particularly for investment consulting, as well as solid growth in compensation and communications consulting. Organic revenue in Outsourcing increased 3% due primarily to growth in HR BPO for cloud-based solutions and benefits administration for discretionary services.

	Three Months Ended
(millions)	June 30, 2015	June 30, 2014	% Change
Revenue	$979	$982	—%
Expenses
Compensation and benefits	611	605	1
Other general expenses	329	308	7
Total operating expenses	940	913	3
Operating income	$39	$69	(43)%
Operating margin	4.0%	7.0%
Operating income - adjusted	$129	$130	(1)%
Operating margin - adjusted	13.2%	13.2%

Compensation and benefits for the second quarter increased 1%, or $6 million, compared to the prior year quarter due primarily to an increase in expense associated with 2% organic revenue growth, a $6 million increase in expenses related to acquisitions, net of divestitures, and an increase in expense to support future growth, partially offset by a $21 million favorable impact from foreign currency translation.

Other general expenses for the second quarter increased 7%, or $21 million, compared to the prior year quarter due primarily to $39 million of expense related to legacy litigation, partially offset by a $10 million decrease in intangible asset amortization and a $9 million favorable impact from foreign currency translation.

Second quarter operating income decreased 43% to $39 million compared to the prior year quarter. Adjusting for certain items detailed on page 12 of this press release, operating income decreased 1% to $129 million, and operating margin was flat at 13.2%, each compared to the prior year quarter. Organic revenue growth of 2% and a 10 basis point favorable impact from foreign currency translation was offset by an increase in expense to support future growth.

INCOME BEFORE INCOME TAXES

	Three Months Ended
(millions)	June 30, 2015	June 30, 2014	% Change
Risk Solutions	$279	$417	(33)%
HR Solutions	39	69	(43)
Unallocated expenses	(41)	(41)	—
Operating income	$277	$445	(38)%
Interest income	4	2	100
Interest expense	(68)	(65)	5
Other income (expense)	1	(2)	150
Income before income taxes	$214	$380	(44)%

Unallocated expenses for the second quarter were flat at $41 million compared to the prior year quarter. Interest income increased $2 million to $4 million compared to the prior year quarter. Interest expense increased $3 million to $68 million compared to the prior year quarter due primarily to an increase in total debt outstanding. Other income of $1 million primarily includes net gains on certain long term investments and the sale of certain businesses. In the prior year quarter, other expense of $2 million primarily includes $5 million of net losses due to the unfavorable impact of exchange rates on remeasurement of assets and liabilities in non-functional currencies, partially offset by gains on certain long term investments.

Conference Call, Presentation Slides and Webcast Details
The Company will host a conference call on Friday, July 31, 2015 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

 About Aon
Aon plc (NYSE:AON) is a leading global provider of risk management, insurance brokerage and reinsurance brokerage, and human resources solutions and outsourcing services. Through its more than 69,000 colleagues worldwide, Aon unites to empower results for clients in over 120 countries via  innovative risk and people solutions. For further information on our capabilities and to learn how we empower results for clients, please visit: http://aon.mediaroom.com.

Safe Harbor Statement
This communication contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, changes to the composition or level of our revenues, cash flow and liquidity, expected tax rates, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “probably”, “looking forward”, or similar expressions, we are making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward looking statements:  general economic conditions in different countries in which Aon does business around the world; changes in the competitive environment; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funding status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; rating agency actions that could affect Aon's ability to borrow funds; fluctuations in exchange and interest rates that could influence revenue and expense; the impact of class actions, individual law suits and other contingent liabilities and loss contingencies arising from errors and omissions and other claims against Aon, including client class actions, securities class actions, derivative actions and ERISA class actions; the impact of any investigations brought by regulatory authorities in the U.S., U.K. and other countries; the failure to retain and attract qualified personnel;  the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s  businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; the effect of the change in global headquarters and jurisdiction of incorporation, including differences in the anticipated benefits; the extent to which Aon retains existing clients and attracts new businesses and Aon’s ability to incentivize and retain key employees; the extent to which Aon manages certain risks created in connection with the various services, including fiduciary and advisory services and business process outsourcing services, among others, that Aon currently provides, or will provide in the future, to clients;  Aon’s ability to implement restructuring initiatives and other initiatives intended to yield cost savings, and the ability to achieve those cost savings;  the potential of a system or network breach or disruption resulting in operational interruption or improper disclosure of personal data; changes in commercial property and casualty markets and commercial premium rates that could impact revenues; any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes; failure to protect intellectual property rights or allegations that we infringe on the intellectual property rights of others; the damage to our reputation among clients, markets or third parties; the actions taken by third parties that preform aspects of our business operations and client services; changes in costs or assumptions associated with our HR Solutions operating segment’s outsourcing and consulting arrangements that affect the profitability of these arrangements; and Aon’s ability to grow, develop and integrate companies that it acquires or new lines of business.

Further information concerning Aon and its business, including factors that potentially could materially affect Aon's financial results, is contained in Aon's filings with the SEC. See Aon’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for a further discussion of these and other risks and uncertainties applicable to Aon’s businesses. Aon does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in their respective expectations, except as required by law.

Explanation of Non-GAAP Measures
This communication includes supplemental information related to organic revenue, free cash flow, adjusted operating margin, adjusted earnings per share, and the adjusted effective tax rate that exclude the effects of restructuring charges, intangible asset amortization, capital expenditures, transaction and integration costs and certain other noteworthy items that affected results for the comparable periods. Organic revenue excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, reimbursable expenses and unusual items. The impact of foreign exchange is determined by translating last year's revenue, expense or net income at this year's foreign exchange rates. Reconciliations are provided in the attached schedules. Supplemental organic revenue information and additional measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts. Free cash flow is cash flow from operating activity less capital expenditures. The effective tax rate, as adjusted, excludes the applicable tax impact associated with expenses for legacy litigation. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. They should be viewed in addition to, not in lieu of, the Company’s Consolidated Financial Statements. Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

#

Investor Contact:	Media Contact:
Scott Malchow	Cybil Rose
Senior Vice President, Investor Relations	Aon Media Relations
+44 (0) 20 7086 0100	312-755-3537

Aon plc
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended			Six Months Ended
(millions, except per share data)	June 30, 2015	June 30, 2014	Percent Change	June 30, 2015	June 30, 2014	Percent Change
Revenue
Commissions, fees and other	$2,800	$2,913	(4)%	$5,642	$5,854	(4)%
Fiduciary investment income	5	6	(17)	10	12	(17)
Total revenue	2,805	2,919	(4)	5,652	5,866	(4)
Expenses
Compensation and benefits	1,653	1,708	(3)	3,336	3,459	(4)
Other general expenses	875	766	14	1,598	1,493	7
Total operating expenses	2,528	2,474	2	4,934	4,952	—
Operating income	277	445	(38)	718	914	(21)
Interest income	4	2	100	7	4	75
Interest expense	(68)	(65)	5	(133)	(123)	8
Other income (expense)	1	(2)	(150)	43	(1)	*
Income before income taxes	214	380	(44)	635	794	(20)
Income taxes (1)	26	67	(61)	106	145	(27)
Net income	188	313	(40)	529	649	(18)
Less: Net income attributable to noncontrolling interests	10	9	11	23	20	15
Net income attributable to Aon shareholders	$178	$304	(41)%	$506	$629	(20)%

Basic net income per share attributable to Aon shareholders	$0.63	$1.02	(38)%	$1.78	$2.09	(15)%
Diluted net income per share attributable to Aon shareholders	$0.62	$1.01	(39)	$1.76	$2.07	(15)
Weighted average ordinary shares outstanding - diluted	286.7	301.6	(5)%	286.9	304.4	(6)%

(1)   The effective tax rate is 12.2% and 17.5% for the three months ended June 30, 2015 and 2014, respectively and 16.8% and 18.3% for the six months ended June 30, 2015 and 2014, respectively.

* Not meaningful

Aon plc
Revenue (Unaudited)

	Three Months Ended				Six Months Ended
(millions)	June 30, 2015	June 30, 2014	Percent Change	Organic Revenue Growth (1)	June 30, 2015	June 30, 2014	Percent Change	Organic Revenue Growth (1)
Commissions, Fees and Other
Risk Solutions	$1,828	$1,942	(6)%	2%	$3,718	$3,930	(5)%	2%
HR Solutions	979	982	—	2	1,949	1,947	—	3
Total Operating Segments	$2,807	$2,924	(4)%	2%	$5,667	$5,877	(4)%	2%
Fiduciary Investment Income
Risk Solutions	$5	$6	(17)%		$10	$12	(17)%
HR Solutions	—	—	N/A		—	—	N/A
Total Operating Segments	$5	$6	(17)%		$10	$12	(17)%
Total Revenue
Risk Solutions	$1,833	$1,948	(6)%		$3,728	$3,942	(5)%
HR Solutions	979	982	—		1,949	1,947	—
Intersegment	(7)	(11)	(36)		(25)	(23)	9
Total	$2,805	$2,919	(4)%		$5,652	$5,866	(4)%

(1)        Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items. Change in organic revenue, a non-GAAP measure, is reconciled to the corresponding U.S. GAAP percent change in revenue on page 11 of this release.

Aon plc
Segments (Unaudited)

Risk Solutions

	Three Months Ended			Six Months Ended
(millions)	June 30, 2015	June 30, 2014	Percent Change	June 30, 2015	June 30, 2014	Percent Change
Revenue
Commissions, fees and other	$1,828	$1,942	(6)%	$3,718	$3,930	(5)%
Fiduciary investment income	5	6	(17)	10	12	(17)
Total revenue	1,833	1,948	(6)	3,728	3,942	(5)
Expenses
Compensation and benefits	1,018	1,080	(6)	2,071	2,210	(6)
Other general expenses	536	451	19	966	870	11
Total operating expenses	1,554	1,531	2	3,037	3,080	(1)
Operating income	$279	$417	(33)%	$691	$862	(20)%

Operating margin	15.2%	21.4%		18.5%	21.9%

HR Solutions

	Three Months Ended			Six Months Ended
(millions)	June 30, 2015	June 30, 2014	Percent Change	June 30, 2015	June 30, 2014	Percent Change
Revenue
Commissions, fees and other	$979	$982	—%	$1,949	$1,947	—%
Fiduciary investment income	—	—	N/A	—	—	N/A
Total revenue	979	982	—	1,949	1,947	—
Expenses
Compensation and benefits	611	605	1	1,220	1,199	2
Other general expenses	329	308	7	614	612	—
Total operating expenses	940	913	3	1,834	1,811	1
Operating income	$39	$69	(43)%	$115	$136	(15)%

Operating margin	4.0%	7.0%		5.9%	7.0%

Total Operating Income (Loss)

	Three Months Ended			Six Months Ended
(millions)	June 30, 2015	June 30, 2014	Percent Change	June 30, 2015	June 30, 2014	Percent Change
Risk Solutions	$279	$417	(33)%	$691	$862	(20)%
HR Solutions	39	69	(43)	115	136	(15)
Unallocated	(41)	(41)	—	(88)	(84)	5
Total operating income	$277	$445	(38)%	$718	$914	(21)%

Total operating margin	9.9%	15.2%		12.7%	15.6%

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow (Unaudited)

Organic Revenue (Unaudited)

	Three Months Ended
(millions)	June 30, 2015	June 30, 2014	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$837	$832	1%	(4)%	1%	4%
International	661	750	(12)	(13)	(1)	2
Total Retail brokerage	1,498	1,582	(5)	(8)	—	3
Reinsurance brokerage	330	360	(8)	(7)	—	(1)
Total Risk Solutions	1,828	1,942	(6)	(8)	—	2
HR Solutions Segment:
Consulting services	391	395	(1)	(6)	2	3
Outsourcing	599	595	1	(1)	(1)	3
Intrasegment	(11)	(8)	N/A	N/A	N/A	N/A
Total HR Solutions	979	982	—	(3)	1	2
Total Operating Segments	$2,807	$2,924	(4)%	(7)%	1%	2%

	Six Months Ended
(millions)	June 30, 2015	June 30, 2014	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$1,550	$1,530	1%	(4)%	1%	4%
International	1,461	1,631	(10)	(13)	—	3
Total Retail brokerage	3,011	3,161	(5)	(8)	—	3
Reinsurance brokerage	707	769	(8)	(7)	—	(1)
Total Risk Solutions	3,718	3,930	(5)	(8)	1	2
HR Solutions Segment:
Consulting services	762	779	(2)	(6)	2	2
Outsourcing	1,203	1,184	2	(1)	—	3
Intrasegment	(16)	(16)	N/A	N/A	N/A	N/A
Total HR Solutions	1,949	1,947	—	(3)	—	3
Total Operating Segments	$5,667	$5,877	(4)%	(7)%	1%	2%

 Free Cash Flow (Unaudited)

	Six Months Ended
(millions)	June 30, 2015	June 30, 2014	Percent Change
Cash Provided By Operations	$365	$333	10%
Less: Capital Expenditures	(142)	(115)	23
Free Cash Flow (3)	$223	$218	2%

(1)   Currency impact is determined by translating last year's revenue at this year's foreign exchange rates.
(2)   Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items.
(3)   Free cash flow is defined as cash flow from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended June 30, 2015				Six Months Ended June 30, 2015
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$1,833	$979	$(7)	$2,805	$3,728	$1,949	$(25)	$5,652

Operating income (loss) - as reported	$279	$39	$(41)	$277	$691	$115	$(88)	$718
Intangible asset amortization	28	51	—	79	56	103	—	159
Legacy Litigation	137	39	—	176	137	39	—	176
Operating income (loss) - as adjusted	$444	$129	$(41)	$532	$884	$257	$(88)	$1,053

Operating margins - as adjusted	24.2%	13.2%	N/A	19.0%	23.7%	13.2%	N/A	18.6%

	Three Months Ended June 30, 2014				Six Months Ended June 30, 2014
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$1,948	$982	$(11)	$2,919	$3,942	$1,947	$(23)	$5,866

Operating income (loss) - as reported	$417	$69	$(41)	$445	$862	$136	$(84)	$914
Intangible asset amortization	26	61	—	87	51	122	—	173
Operating income (loss) - as adjusted	$443	$130	$(41)	$532	$913	$258	$(84)	$1,087

Operating margins - as adjusted	22.7%	13.2%	N/A	18.2%	23.2%	13.3%	N/A	18.5%

	Three Months Ended June 30,		Six Months Ended June 30,
(millions except per share data)	2015	2014	2015	2014
Operating income - as adjusted	$532	$532	$1,053	$1,087
Interest income	4	2	7	4
Interest expense	(68)	(65)	(133)	(123)
Other income (expense)	1	(2)	43	(1)

Income before income taxes - as adjusted	469	467	970	967
Income taxes (2)	84	82	180	177
Net income - as adjusted	385	385	790	790
Less: Net income attributable to noncontrolling interests	10	9	23	20
Net income attributable to Aon shareholders - as adjusted	$375	$376	$767	$770

Diluted earnings per share - as adjusted	$1.31	$1.25	$2.67	$2.53

Weighted average ordinary shares outstanding - diluted	286.7	301.6	286.9	304.4

(1)	Certain noteworthy items impacting operating income in 2015 and 2014 are described in this schedule. The items shown with the caption "as adjusted" are non-GAAP measures.

(2)
The effective tax rates used in the U.S. GAAP financial statements were 12.2% and 17.5% for the three months ended June 30, 2015 and 2014, respectively, and 16.8% and 18.3% for the six months ended June 30, 2015 and 2014, respectively. Reconciling items are generally taxed at the effective tax rate. However, after adjusting to exclude the applicable tax impact associated with expenses for legacy litigation, the adjusted effective tax rates for the second quarter and first six months of 2015 were 18.0% and 18.6%, respectively.

Aon plc
Condensed Consolidated Statements of Financial Position (Unaudited)

	As of
(millions)	June 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$367	$374
Short-term investments	484	394
Receivables, net	2,684	2,815
Fiduciary assets (1)	11,389	11,638
Other current assets	731	602
Total Current Assets	15,655	15,823
Goodwill	8,661	8,860
Intangible assets, net	2,350	2,520
Fixed assets, net	782	765
Other non-current assets	1,755	1,804
Total Assets	$29,203	$29,772

LIABILITIES AND EQUITY
Current Liabilities
Fiduciary liabilities	$11,389	$11,638
Short-term debt and current portion of long-term debt	1,237	783
Accounts payable and accrued liabilities	1,368	1,805
Other current liabilities	845	788
Total Current Liabilities	14,839	15,014
Long-term debt	4,824	4,799
Pension, other post-retirement and post-employment liabilities	1,944	2,141
Other non-current liabilities	1,140	1,187
Total Liabilities	22,747	23,141

EQUITY
Shareholders' Equity
Ordinary shares ($0.01 nominal value)	3	3
Additional paid-in capital	5,226	5,097
Retained earnings	4,405	4,605
Accumulated other comprehensive loss	(3,236)	(3,134)
Total Aon Shareholders' Equity	6,398	6,571
Noncontrolling interests	58	60
Total Equity	6,456	6,631
Total Liabilities and Equity	$29,203	$29,772

 (1)     Includes cash and short-term investments:  2015 - $3,815 million, 2014 - $3,984 million

Aon plc
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
(millions)	June 30, 2015	June 30, 2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$529	$649
Adjustments to reconcile net income to cash provided by operating activities:
Gain from sales of businesses and investments, net	(20)	(8)
Depreciation of fixed assets	113	122
Amortization of intangible assets	159	173
Share-based compensation expense	164	175
Deferred income taxes	16	18
Change in assets and liabilities:
Fiduciary receivables	(116)	(563)
Short-term investments — funds held on behalf of clients	52	(175)
Fiduciary liabilities	64	738
Receivables, net	59	115
Accounts payable and accrued liabilities	(537)	(492)
Restructuring reserves	(19)	(62)
Current income taxes	(152)	(145)
Pension, other post-retirement and other post-employment liabilities	(122)	(226)
Other assets and liabilities	175	14
CASH PROVIDED BY OPERATING ACTIVITIES	365	333

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of long-term investments	10	48
Purchases of long-term investments	(1)	(14)
Net (purchases) sales of short-term investments — non-fiduciary	(97)	217
Acquisition of businesses, net of cash acquired	(23)	(83)
Proceeds from sale of businesses	52	1
Capital expenditures	(142)	(115)
CASH (USED FOR) PROVIDED BY INVESTING ACTIVITIES	(201)	54

CASH FLOWS FROM FINANCING ACTIVITIES
Share repurchase	(550)	(1,250)
Issuance of shares for employee benefit plans	52	40
Issuance of debt	2,445	3,324
Repayment of debt	(1,896)	(1,745)
Deposit with trustee	—	(681)
Cash dividends to shareholders	(156)	(128)
(Purchases) sales of shares (from) to noncontrolling interests	(5)	1
Dividends paid to noncontrolling interests	(18)	(10)
CASH USED FOR FINANCING ACTIVITIES	(128)	(449)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(43)	3
NET DECREASE IN CASH AND CASH EQUIVALENTS	(7)	(59)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	374	477
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$367	$418